EXHIBIT 10.5

Tennessee Valley Authority, 400 West Summit Hill Drive, Knoxville, Tennessee 37902-1401

May 30, 2013                            TV-05356W, Supp. No. 11

Mr. Robert Van Namen
Senior Vice President and Chief Operating
Officer
United States Enrichment Corporation
6903 Rockledge Drive, Suite 400
Bethesda, Maryland 20817

FUEL COST ADJUSTMENT DISPUTE

Dear Mr. Van Namen:

This will confirm the understanding between the United States Enrichment Corporation (USEC) and the Tennessee Valley Authority (TVA) with regard to certain claims made by USEC regarding TVA's calculation of the Fuel Cost Adjustment (FCA) in accordance with Power Contract No. TV-05356W, Supp. No. 4, dated June 1, 2007, as amended by TV-05356W, Supp. No. 6 (hereinafter referred to as “Supplement 4”), for the period from July 1, 2011, through May 31, 2012. USEC and TVA agree as follows:

(a)In consideration of the execution of an agreement of even date herewith between TVA and USEC under which TVA agrees to sell and USEC agrees to buy specified amounts of power (Confirmation), USEC unconditionally and irrevocably RELEASES, SETTLES, and FOREVER DISCHARGES TVA, any affiliates of TVA, and TVA's respective present and former officers, directors, employees, servants, agents, representatives, contractors, successors assigns, and attorneys from any and all claims, causes of action, rights, demands, debts, or damages, including attorney's fees and costs, arising out of or in any way related to TVA's calculation of the FCA outlined in Supplement 4 for the period from July 1, 2011, through May 31, 2012.

(b)TVA makes no representations as to the value of any potential claims by USEC related to the calculation of the FCA as described in paragraph (a) above. The parties hereto expressly agree that they have not relied on any promise, representation, or statement not set forth herein.

(c)This agreement is a result of a compromise of a disputed claim and shall never at any time or for any purpose be considered an admission of liability or responsibility of TVA, which continues to deny such liability and disclaim such responsibility.

(d)This agreement contains the entire agreement among the parties hereto with regard to the matters set forth herein, shall supersede any prior written or oral agreements, and shall be binding upon and inure to the benefit of the parties hereto and the respective assigns and successors of each.

(e)All parties hereto participated equally in drafting this agreement and it shall not be construed against any party hereto.

(f)Each signatory below has full authority to execute this agreement on behalf of its respective party hereto. Each signatory to this agreement represents that he or she has read this agreement and has executed the agreement freely without duress of any kind.

(g)This agreement may be modified only by a subsequent written agreement signed by all parties hereto.

(h)This agreement shall be effective as of the date of the last signature hereon, subject to USEC and TVA's execution of the Confirmation referenced in paragraph (a) above and TVA's delivery of the same to USEC. Upon execution of the Confirmation, TVA shall deliver the Confirmation to USEC by sending a signed original in Adobe portable document format by electronic mail to OKeefeD@usec.com.

If this letter correctly reflects our understanding on this matter, please have a duly authorized representative sign and date both of the enclosed duplicate originals on behalf of USEC and return one fully executed duplicate original to TVA for our files.

Accepted and agreed to as of the
31st day of May, 2013.

TENNESSEE VALLEY AUTHORITY

By    /s/ Jared Mitchem
Jared Mitchem
Senior Manager, Power Contracts

Accepted and agreed to as of the
31st day of May, 2013.

UNITED STATES ENRICHMENT CORPORATION

By    /s/ Robert Van Namen
Robert Van Namen
Senior Vice President and Chief
Operating Officer